Exhibit 23.2


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


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           Consent of Independent Registered Public Accounting Firm

The Board of Directors
TrustCo Bank Corp NY:

We consent to the use of our reports dated February 27, 2007, with respect to the consolidated statements of condition of TrustCo Bank Corp NY and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated by reference herein and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the prospectus.

Our report, with respect to the consolidated statements of condition of TrustCo Bank Corp NY and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2006, refers to the Company's adoption of Statement of Financial Accounting Standards No. 158 "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)" as of December 31, 2006, and Staff Accounting Bulletin No. 108 "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" as of January 1, 2006.

/s/ KPMG LLP

Albany, New York
October 22, 2007